Exhibit 10.55

CLOSING CERTIFICATE
AND AGREEMENT
BETWEEN
NETWORK APPLIANCE, INC.
(“NAI”)
AND
BNP PARIBAS LEASING CORPORATION
(“BNPPLC”)
July 17, 2007

TABLE OF CONTENTS
(Continued)
Exhibits and Schedules

Exhibit A	Legal Description
Exhibit B	Quarterly Certificate
Exhibit C	Certificate to be Provided by BNPPLC Re: Accounting

(ii)

CLOSING CERTIFICATE AND AGREEMENT
     This CLOSING CERTIFICATE AND AGREEMENT (this “Certificate”), dated as of July 17, 2007 (the “Effective Date”), is made by and between BNP PARIBAS LEASING CORPORATION (“BNPPLC”), a Delaware corporation, and NETWORK APPLIANCE, INC. (“NAI”), a Delaware corporation.
RECITALS
     Contemporaneously with the execution of this Certificate, BNPPLC and NAI are executing a Common Definitions and Provisions Agreement dated as of the Effective Date (the “Common Definitions and Provisions Agreement”), which by this reference is incorporated into and made a part of this Certificate for all purposes. As used in this Certificate, capitalized terms defined in the Common Definitions and Provisions Agreement and not otherwise defined in this Certificate are intended to have the respective meanings assigned to them in the Common Definitions and Provisions Agreement.
     Also contemporaneously with this Certificate, BNPPLC is executing and accepting a Ground Lease from NAI (the “Ground Lease”), pursuant to which BNPPLC is acquiring a leasehold estate in the Land described in Exhibit A and any existing Improvements on the Land.
     Also contemporaneously with this Certificate, BNPPLC and NAI are executing a Construction Agreement (the“Construction Agreement”) and a Lease Agreement (the “Lease”). Pursuant to the Construction Agreement, BNPPLC is agreeing to provide funding for the construction of new Improvements. When the term of the Lease commences, the Lease will cover all Improvements on the Land described in Exhibit A.
     Also contemporaneously with this Certificate, BNPPLC and NAI are executing a Purchase Agreement (the “Purchase Agreement”), pursuant to which NAI may purchase or arrange for the purchase of the Property and BNPPLC may collect a Supplemental Payment from NAI sufficient to cover all or a substantial portion of the Lease Balance not otherwise repaid to BNPPLC from the proceeds of any sale of the Property.
     As a condition to BNPPLC’s execution of the other Operative Documents, BNPPLC requires the representations and covenants of NAI set out below.
AGREEMENTS
     In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1 Representations, Covenants and Acknowledgments of NAI Concerning the Property. To induce BNPPLC to enter into the Ground Lease, and to enter into this Certificate and the other Operative Documents, NAI represents, covenants and acknowledges as follows:
     (A) Prior Inspections and Investigations Concerning the Property. NAI has thoroughly inspected, investigated and evaluated the condition of and title to the Property and Applicable Laws which will govern the construction, use and operation of the Property required or permitted by the Operative Documents, as necessary to make the representations concerning the Property set forth in this Certificate and other Operative Documents.
     (B) Title. Good and indefeasible title to the Land and any existing Improvements thereon is currently vested in NAI, subject only to the rights of BNPPLC under the Ground Lease, the Permitted Encumbrances and any Liens Removable by BNPPLC. Neither the construction contemplated by the Construction Agreement, nor the lease of property contemplated by the Ground Lease or by the Lease, nor any assignment or transfer contemplated by the Purchase Agreement, will violate any Permitted Encumbrance or invoke any purchase option, right of first refusal or other preferential purchase right contained in any Permitted Encumbrance. So long as NAI has any rights under the Construction Agreement, the Lease or the Purchase Agreement, NAI will not permit any Person to acquire rights of the landlord under the Ground Lease other than NAI itself or a corporation that controls, is controlled by or under common control with NAI.
     (C) Compliance with Covenants and Laws. The construction contemplated by the Construction Agreement and use of the Property permitted by the Lease comply, or will comply after NAI obtains readily available permits (either as the construction manager under the Construction Agreement or as the tenant under the Lease), in all material respects with all Applicable Laws. NAI has obtained or can and will promptly obtain all utility, building, health and operating permits required by any governmental authority or municipality having jurisdiction over the Property for the construction contemplated in the Construction Agreement and the use of the Property permitted by the Lease.
2 Representations and Covenants by NAI. NAI also represents and covenants to BNPPLC as follows:
     (A) Concerning NAI and the Operative Documents.
     (1) Entity Status. NAI is a corporation duly incorporated and validly existing in the State of Delaware and is authorized to do business in and is in good standing under the laws of North Carolina.
     (2) Authority. The Constituent Documents of NAI permit the execution, delivery and performance of the Operative Documents by NAI, and all actions and

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approvals necessary to bind NAI under the Operative Documents have been taken and obtained. Without limiting the foregoing, the Operative Documents will be binding upon NAI when signed on behalf of NAI by Ingemar Lanevi, Vice President and Corporate Treasurer of NAI. NAI has all requisite power and all governmental certificates of authority, licenses, permits and qualifications to carry on its business as now conducted and contemplated to be conducted and to perform the Operative Documents.
     (3) Solvency. NAI is not “insolvent” on the Effective Date (that is, the sum of NAI’s absolute and contingent liabilities — including the obligations of NAI under the Operative Documents — does not exceed the fair market value of NAI’s assets), and NAI has no outstanding liens, suits, garnishments or court actions which could render NAI insolvent or bankrupt. NAI’s capital is adequate for the businesses in which NAI is engaged and intends to be engaged. NAI has not incurred (whether by the Operative Documents or otherwise), nor does NAI intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature. No petition or answer has been filed by or, to NAI’s knowledge, against NAI in bankruptcy or other legal proceedings that seeks an assignment for the benefit of creditors, the appointment of a receiver, trustee, custodian or liquidator with respect to NAI or any significant portion of NAI’s property, a reorganization, arrangement, rearrangement, composition, extension, liquidation or dissolution of NAI or similar relief under the federal Bankruptcy Code or any state law.
     (4) Financial Reports. All reports, financial statements and other data furnished by NAI to BNPPLC in connection with the agreements set forth in the Operative Documents are true and correct in all material respects and do not omit to state any fact or circumstance necessary to make the statements contained therein not misleading. No material adverse change has occurred since the dates of such reports, statements and other data in the financial condition of NAI.
     (5) Pending Legal Proceedings. No judicial or administrative investigations, actions, suits or proceedings are pending or, to the knowledge of NAI, threatened against or affecting NAI by or before any court or other Governmental Authority that have or could reasonably be expected to have a Material Adverse Effect. NAI is not in default with respect to any order, writ, injunction, decree or demand of any court or other Governmental Authority in a manner that has or could reasonably be expected to have a Material Adverse Effect.
     (6) No Default or Violation. The execution and performance by NAI of the Operative Documents do not and will not contravene or result in a breach of or default under any other agreement to which NAI is a party or by which NAI is bound or which affects any assets of NAI. Such execution and performance by NAI do not contravene

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any law, order, decree, rule or regulation to which NAI is subject. Further, such execution and performance by NAI will not result in the creation or imposition of (or the obligation to create or impose) any lien, charge or encumbrance on, or security interest in, any property of NAI pursuant to the provisions of any such other agreement.
     (7) Use of Proceeds. In no event will the funds from any Funding Advance be used directly or indirectly for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” or any “margin securities” (as such terms are defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities. NAI represents that NAI is not engaged principally, or as one of NAI’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock or margin securities.
     (8) Enforceability. The Operative Documents constitute the legal, valid and binding obligations of NAI enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership and other similar laws affecting the rights of creditors generally.
     (9) Pari Passu. The claims of BNPPLC against NAI under the Operative Documents rank at least pari passu with the claims of all its other unsecured creditors, except those whose claims are preferred solely by any laws of general application having effect in relation to bankruptcy, insolvency, liquidation or other similar events.
     (10) Conduct of Business and Maintenance of Existence. So long as any obligations of NAI under the Operative Documents remain outstanding, NAI will continue to engage in business of the same general type as now conducted by it and will preserve, renew and keep in full force and effect its corporate existence and its rights, privileges and franchises necessary or desirable in the normal conduct of business.
     (11) Investment Company Act, etc. NAI is not and will not become, by reason of the Operative Documents or any business or transactions in which it participates voluntarily, (a) an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended), or (b) subject to regulation under the Federal Power Act, or any foreign, federal or local statute or regulation limiting NAI’s ability to incur or guarantee indebtedness or obligations, or to pledge its assets to secure indebtedness or obligations, as contemplated by any of the Operative Documents.

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     (12) Not a Foreign Person. NAI is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e. NAI is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder).
     (13) ERISA. NAI is not and will not become an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA. The assets of NAI do not and will not in the future constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. NAI is not and will not become a “governmental plan” within the meaning of Section 3(32) of ERISA. Transactions by or with NAI are not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans. No ERISA Termination Event has occurred with respect to any Plan, and NAI and its Subsidiaries are in compliance with ERISA. Neither NAI nor its Subsidiaries are required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan. As of the Effective Date no “accumulated funding deficiency” (as defined in Section 412(a) of the Code) exists with respect to any Plan, whether or not waived by the Secretary of the Treasury or his delegate, and there are no Unfunded Benefit Liabilities with respect to any Plan.
     (14) Compliance With Laws. NAI and its Subsidiaries comply and will comply with all Applicable Laws (including environmental laws and ERISA and the rules and regulations thereunder), except when the necessity of compliance is contested in good faith by appropriate proceedings which do not have and could not reasonably be expected to have a Material Adverse Effect. Neither NAI nor its Subsidiaries have received any notice asserting or describing a material failure on the part of NAI or any Subsidiary to comply with Applicable Laws, other than failures that have been fully rectified by NAI or the Subsidiary, as the case may be, in a manner approved or accepted by Governmental Authorities responsible for the enforcement of the Applicable Laws.
     (15) Payment of Taxes Generally. Except when the failure to do so does not have and could not reasonably be expected to have a Material Adverse Effect (taking into account any appropriate contest of taxes), NAI and its Subsidiaries have filed and will file all tax declarations, reports and returns which are required by (and in the form required by) Applicable Laws and have paid and will pay all taxes or other charges shown to be due and payable on such declarations, reports and returns and all assessments made against it or its assets by any Governmental Authority; and no liens have been filed or established by any Governmental Authority against NAI or its assets or against any Subsidiary or its assets to secure the payment of taxes or assessments that are past due or claimed to be past due.

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     (16) Maintenance of Insurance Generally. Except when the failure to do so does not have and could not reasonably be expected to have a Material Adverse Effect, NAI and its Subsidiaries have maintained and will maintain insurance with respect to its properties and businesses, with financially sound and reputable insurers, having coverages against losses or damages of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance being the types, and in amounts no less than the amounts, which are customary for such companies under similar circumstances.
     (17) Franchises, Licenses, etc. Except when the failure to do so does not have and could not reasonably be expected to have a Material Adverse Effect, NAI and its Subsidiaries have and comply with, and will have and will comply with, all franchises, certificates, licenses, permits and other authorizations from Governmental Authorities that are necessary for the ownership, maintenance and operation of its properties and assets.
     (18) Patents, Trademarks, etc. Except when the failure to do so does not have and could not reasonably be expected to have a Material Adverse Effect, NAI and its Subsidiaries have and will have and maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses and other such rights, free from burdensome restrictions, which are necessary for the operation of its businesses. Without limiting the foregoing, to the knowledge of NAI, no product, process, method, service or other item presently sold by or employed by NAI or any Subsidiary in connection with its business as presently conducted infringes any patents, trademark, service mark, trade name, copyright, license or other right owned by any other Person. No claim or litigation is presently pending, or to the knowledge of NAI, threatened against or affecting NAI or any Subsidiary that contests its right to sell or use any such product, process, method, substance or other item and that has or could reasonably be expected to have a Material Adverse Effect.
     (19) Labor. Neither NAI nor any of its Subsidiaries has experienced strikes, labor disputes, slow downs or work stoppages due to labor disagreements that currently have or could reasonably be expected to have a Material Adverse Effect, and to the knowledge of NAI there are no such strikes, disputes, slow downs or work stoppages threatened against it or against any Subsidiary. The hours worked and payment made to employees of NAI and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other Applicable Laws dealing with such matters. All material payments due on account of wages or employee health and welfare insurance and other benefits from NAI or from any Subsidiary have been paid or accrued as liabilities on its books.

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     (20) Title to Properties Generally. Except when the failure to do so does not have and could not reasonably be expected to have a Material Adverse Effect, NAI and its Subsidiaries have and will have and maintain good and indefeasible fee simple title to or valid leasehold interests in all of its real property and good title to or a valid leasehold interest in all of its other material assets, as such properties and assets are reflected in the most recent financial statements delivered to BNPPLC, other than properties or assets disposed of in the ordinary course of business since such date; subject, however, in the case of the Property to Permitted Encumbrances and Liens created by the Operative Documents. NAI enjoys peaceful and undisturbed possession under all of its leases.
     (21) Books and Records. NAI will keep proper books of record and account, containing complete and accurate entries of all its financial and business transactions.
     (B) Further Assurances. NAI will, upon the reasonable request of BNPPLC, (i) execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of the Operative Documents and to subject to any of the Operative Documents any property intended by the terms thereof to be covered thereby, including specifically, but without limitation, any renewals, additions, substitutions, replacements or appurtenances to the Property; (ii) execute, acknowledge, deliver, procure and record or file any document or instrument deemed advisable by BNPPLC to protect its rights in and to the Property against the rights or interests of third persons; and (iii) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts as may be necessary, desirable or proper in the reasonable determination of BNPPLC to enable BNPPLC to comply with the requirements or requests of any agency or authority having jurisdiction over it.
     (C) Syndication. Without limiting the foregoing, NAI will cooperate with BNPPLC as reasonably required to allow BNPPLC to induce banks not affiliated with BNPPLC to become Participants. Such cooperation will include the execution of any modification proposed by BNPPLC to any of the Operative Documents at the request of a prospective Participant; subject, however, to the conditions that (i) in no event will NAI be required to approve or accept an increase in the Spread or other modifications that change the economics of the transactions contemplated by the Operative Documents to NAI, and (ii) in other respects the form and substance of any such modification agreement must not be reasonably objectionable to NAI.
     (D) Financial Statements; Required Notices; Certificates. Prior to the Completion Date and throughout the Term of the Lease, NAI will deliver to BNPPLC and to each Participant of which NAI has been notified:
     (1) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of NAI, the unaudited consolidated balance sheet of NAI and its Subsidiaries as of the end of such quarter and consolidated

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unaudited statements of income, stockholders’ equity and cash flow of NAI and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in comparative form figures for the corresponding period in the preceding fiscal year, in the case of such statements of income, stockholders’ equity and cash flow, and figures for the preceding fiscal year in the case of such balance sheet, all in reasonable detail, in accordance with GAAP, and certified in a manner acceptable to BNPPLC by a Responsible Financial Officer of NAI (subject to normal year-end adjustments); provided, that so long as NAI is a company subject to the periodic reporting requirements of Section 12 of the Securities Exchange Act of 1934, as amended, NAI will be deemed to have satisfied its obligations under this clause (1) if NAI delivers to BNPPLC the same quarterly reports, certified by a Responsible Financial Officer of NAI (subject to year-end adjustments), that NAI delivers to its shareholders;
     (2) as soon as available and in any event within ninety days after the end of each fiscal year of NAI, the consolidated balance sheet of NAI and its Subsidiaries as of the end of such fiscal year and consolidated statements of income, stockholders’ equity and cash flow of NAI and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all in reasonable detail, in accordance with GAAP, and certified in a manner acceptable to BNPPLC by independent public accountants of recognized national standing reasonably acceptable to BNPPLC; provided, that so long as NAI is a company subject to the periodic reporting requirements of Section 12 of the Securities Exchange Act of 1934, as amended, NAI will be deemed to have satisfied its obligations under this clause (ii) if NAI delivers to BNPPLC the same annual report and report and opinion of accountants that NAI delivers to its shareholders;
     (3) in each case if requested in writing by BNPPLC, together with the financial statements furnished in accordance with subparagraph 2(D)(1) and 2(D)(2), a certificate of a Responsible Financial Officer of NAI in the form of certificate attached hereto as Exhibit B (a) representing that no Event of Default or material Default by NAI has occurred (or, if an Event of Default or material Default by NAI has occurred, stating the nature thereof and the action which NAI has taken or proposes to take to rectify it), (b) stating that the representations and warranties by NAI contained herein are true and complete in all material respects on and as of the date of such certificate as though made on and as of such date, and (c) setting forth calculations which show whether NAI is complying with financial covenants set forth in subparagraph 3(B);
     (4) as soon as possible and in any event within five days after the occurrence of each Event of Default or material Default known to a Responsible Financial Officer of

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NAI, a statement of NAI setting forth details of such Event of Default or material Default and the action which NAI has taken and proposes to take with respect thereto;
     (5) promptly after the sending or filing thereof, copies of all such financial statements, proxy statements, notices and reports which NAI or any Subsidiary sends to its public stockholders, and copies of all reports and registration statements (without exhibits) which NAI or any Subsidiary files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission) or any national securities exchange;
     (6) as soon as practicable and in any event within thirty days after a Responsible Financial Officer of NAI knows or has reason to know that any ERISA Termination Event with respect to any Plan has occurred, a statement of a Responsible Financial Officer of NAI describing such ERISA Termination Event and the action, if any, which NAI proposes to take with respect thereto;
     (7) upon request by BNPPLC, a statement in writing certifying that the Operative Documents are unmodified and in full effect (or, if there have been modifications, that the Operative Documents are in full effect as modified, and setting forth such modifications) and either stating that no default exists under the Operative Documents or specifying each such default; it being intended that any such statement by NAI may be relied upon by any prospective purchaser or mortgagee of the Property or any prospective Participant; and
     (8) such other information respecting the condition or operations, financial or otherwise, of NAI, of its Subsidiaries or of the Property as BNPPLC or BNPPLC’s Parent or any Participant through BNPPLC may from time to time reasonably request.
Reports and financial statements required to be delivered pursuant to paragraphs (1), (2) and (5) of this subparagraph 2(D) shall be deemed to have been delivered on the date on which such reports, or reports containing such financial statements, are posted for downloading (in a “PDF” or other readily available format) on one of NAI’s internet websites at www.netapp.com or www.investors.netapp.com or on the SEC’s internet website at www.sec.gov; provided, however, that after being posted they remain available for downloading at the applicable website for at least 90 days.
BNPPLC is hereby authorized to deliver a copy of any information or certificate delivered to it pursuant to this subparagraph 2(D) to any Participant and to any regulatory body having jurisdiction over BNPPLC, BNPPLC’s Parent or any Participant that requires or requests it.

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     (E) Omissions. None of NAI’s representations in the Operative Documents or in any other document, certificate or written statement furnished to BNPPLC by or on behalf of NAI contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein (when taken in their entireties) not misleading.
     (F) OFAC. None of NAI or any subsidiary or affiliate of NAI: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time; or (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives more than 15% of its assets or operating income from investments in or transactions with any such country, agency, organization or person. Further, none of the proceeds from the Initial Advance or any Construction Advance will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.
     (G) U.S. Patriot Act. NAI acknowledges that BNPPLC, BNPPLC’s Parent and Participants may be required, pursuant to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), to obtain, verify, record and disclose to law enforcement authorities information that identifies the NAI, including the name and address of NAI. NAI will provide to BNPPLC and Participants any such information they may request pursuant to the Patriot Act, and NAI agrees that any of BNPPLC, BNPPLC’s Parent and Participants may disclose such information to law enforcement authorities if the authorities make a request or demand for disclosure pursuant to the Patriot Act. NAI also acknowledges that, in such event, none of BNPPLC, BNPPLC’s Parent or Participants may be required or even permitted by the Patriot Act to notify NAI of the request or demand for disclosure.
3 Financial Covenants and Negative Covenants of NAI. NAI represents and covenants as follows:
     (A) Definitions. As used in this Certificate:
     “Adjusted EBITDA” means, for any accounting period, the net income (or net loss) of NAI and its Subsidiaries (determined on a consolidated basis), plus without duplication and to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense, (d) amortization of intangibles and organization costs, (e) non-cash amortization of deferred stock compensation, (f) non-cash expenses related to stock-based compensation, (g) non-cash in-process research and development expense and (h) any extraordinary or non-recurring non-cash expenses or losses

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(including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, non-cash losses on sales of assets outside the ordinary course of business), minus (x) to the extent included in the statement of such consolidated net income for such period, (i) interest income, (ii) any extraordinary or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, gains on sales of assets outside the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any other non-cash income, and (y) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of consolidated net income, all as determined on a consolidated basis.
     “NAI/Company” means NAI or any of its Subsidiaries.
     “Rolling Four Quarter Period” means a period of four consecutive fiscal quarters of NAI.
     “Total Debt” means, without duplication, the following (each, unless otherwise noted, determined in accordance with GAAP):
     (a) all obligations of any NAI/Company evidenced by notes, bonds, debentures or other similar instruments and all other obligations of any NAI/Company for borrowed money (including obligations to repurchase receivables or other assets sold with recourse);
     (b) all obligations of any NAI/Company for the deferred purchase price of property or services (including obligations under letters of credit or other credit facilities which secure or finance such purchase price, and the capitalized amount reported for income tax purposes with respect to obligations under “synthetic” leases, but excluding accounts payable for property or services or the deferred purchase price of property to the extent due within one year of the applicable determination of Total Debt);
     (c) all obligations of any NAI/Company under conditional sale or other title retention agreements with respect to property (other than inventory) acquired by the NAI/Company (but limited in amount to the value of such property if the rights and remedies of the seller or lender under such agreement in the event of default are limited solely to the repossession or sale of such property);

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     (d) all obligations of any NAI/Company as lessee under or with respect to capital leases;
     (e) all guaranty obligations of any NAI/Company with respect to the indebtedness of any other person, and all other contingent obligations of any NAI/Company; and
     (f) all obligations of other persons of the types described in clauses (a) through (e) preceding to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property (including accounts and contract rights) of any NAI/Company, even though the NAI/Company has not assumed or become liable for the payment of such obligations.
     (B) Financial Covenants. NAI covenants that it shall not, at any time prior to the Completion Date and so long thereafter as the Lease continues in effect, suffer or permit:
     (1) Minimum Unencumbered Cash and Short Term Investments. The sum (without duplication of any item) of the unrestricted cash, unencumbered short term cash investments and unencumbered marketable securities classified as short term investments according to GAAP of NAI and its Subsidiaries (determined on a consolidated basis) to be less than $300,000,000.
     (2) Maximum Leverage Ratio. The ratio of (a) Total Debt as of the end of any Rolling Four Quarter Period, to (b) Adjusted EBITDA for such Rolling Four Quarter Period, to be more than 2.00 to 1.00.
     (C) Negative Covenants. NAI will not, without the prior consent of BNPPLC in each case, do or permit any of its Subsidiaries to do any of the following: Without limiting NAI’s obligations under the other provisions of the Operative Documents, during the Term, NAI shall not, without the prior written consent of BNPPLC in each case:
     (1) Negative Pledge. Create, incur, assume or suffer to exist, or permit any of its Consolidated Subsidiaries to create, incur, assume or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, provided that the following shall be permitted except to the extent that they would encumber any interest in the Property in violation of other provisions of the Operative Documents:
     (a) Liens for taxes or assessments or other government charges or levies if not yet due and payable or if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

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     (b) Liens imposed by law, such as mechanic’s, materialmen’s, landlord’s, warehousemen’s and carrier’s Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days, or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;
     (c) Liens under workmen’s compensation, unemployment insurance, social security or similar laws (other than ERISA);
     (d) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;
     (e) judgment and other similar Liens against assets other than the Property or any part thereof in an aggregate amount not in excess of $25,000,000 arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith by appropriate proceedings;
     (f) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by NAI or any such Consolidated Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;
     (g) Liens securing obligations of such a Consolidated Subsidiary to NAI or to another such Consolidated Subsidiary;
     (h) Liens not otherwise permitted by this subparagraph 3(C)(1) (and not encumbering the Property) incurred in connection with the incurrence of additional Indebtedness or asserted to secure Unfunded Benefit Liabilities, provided that (a) the sum of the aggregate principal amount of all outstanding obligations secured by Liens incurred pursuant to this clause shall not at any time exceed ten percent (10%) of NAI consolidated net worth (determined in accordance with GAAP); and (b) such Liens do not constitute Liens against NAI’s interest in any material Subsidiary or blanket Liens against all or substantially all of the inventory, receivables, general intangibles or equipment of NAI or of any

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material Subsidiary of NAI (for purposes of this clause, a “material Subsidiary” means any subsidiary whose assets represent a substantial part of the total assets of NAI and its Subsidiaries, determined on a consolidated basis in accordance with GAAP); and
     (i) Permitted Encumbrances;
     (j) Liens created by the Operative Documents or other documents being executed or accepted by BNPPLC in connection with the Operative Documents; and
     (k) Liens on property existing at the time of acquisition of such property or to secure the payment of all or any part of the purchase price of such property or any addition thereto or to secure any indebtedness incurred at the time of, or within 120 days after the acquisition of such property or any addition thereto for the purpose of financing all or any part of the purchase price thereof (provided such liens are limited to such property or additions thereto)
     (l) in the event a corporation is merged into NAI or a Subsidiary of NAI or becomes a Subsidiary of NAI after the Effective Date, Liens on the property or             shares of capital stock of such corporation existing at the time of such merger or at the time the corporation became a Subsidiary of NAI as the case may be;
     (m) Liens incurred in connection with any renewals, extensions or refundings of any Debt secured by Liens described in the preceding clauses of this subparagraph (1), provided that there is no increase in the aggregate principal amount of Debt secured thereby from that which was outstanding as of the date of such renewal, extension or refunding and no additional property is encumbered; and
     (n) Liens incurred to secure Indebtedness incurred no later than June 30, 2007 to fund expenditures by NAI made to comply with or generate tax savings under the American Job Creations Act of 2004.
     (2) Transactions with Affiliates. Enter into or permit any Subsidiary of NAI to enter into any material transactions (including, without limitation, the purchase, sale or exchange of property or the rendering of any service) with any Affiliates of NAI except on terms (1) that would not cause or result in a Default by NAI under the financial covenants set forth in Part II of this Schedule, and (2) that are no less favorable to NAI or

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the relevant Subsidiary than those that would have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person.
     (3) Capital Expenditures. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of twenty percent (20%) of NAI’s total assets as of the end of the prior fiscal year.
     (4) Merger, Consolidation, Transfer of Assets. Merge into or consolidate with any other entity (unless NAI is the surviving entity and remains in compliance of all provisions of the Operative Documents); or make any substantial change in the nature of NAI’s business as conducted as of the date hereof; or sell, lease, transfer or otherwise dispose of all or a substantial or material portion of NAI’s assets except in the ordinary course of its business.
     (5) Change in Nature of Business. Make or do anything that would result in a material change in the nature of the business NAI and its Subsidiaries, taken as whole, as carried on at the Effective Date.
     (6) Multiemployer ERISA Plans. Incur any obligation to contribute to any “multiemployer plan” as defined in Section 4001 of ERISA.
     (7) Prohibited ERISA Transaction. Enter into any transaction which would cause any of the Operative Documents or any related documents executed or accepted by BNPPLC (or any exercise of BNPPLC’s rights hereunder or thereunder) to constitute a non-exempt prohibited transaction under ERISA.
4 Limited Representations and Covenants of BNPPLC
     (A) Concerning Accounting Matters.
     (1) To permit NAI to determine the appropriate accounting for NAI’s relationship with BNPPLC under FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN 46”), BNPPLC represents that to the knowledge of BNPPLC the fair value of the Property and of other properties, if any, leased to NAI by BNPPLC (collectively, whether one or more, the “Properties Leased to NAI”) are, as of the Effective Date, less than half of the total of the fair values of all assets of BNPPLC, excluding any assets of BNPPLC held within a silo. Further, none of the Properties Leased to NAI are, as of the Effective Date, held within a silo. Consistent with the directions of NAI (based upon the current interpretation of FIN 46 by NAI and its auditors), and for purposes of this representation only:

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•	“held within a silo” means, with respect to any asset or group of assets leased by BNPPLC to a single lessee or group of affiliated lessees, that BNPPLC has obtained funds equal to or in excess of 95% of the fair value of the leased asset or group of assets to acquire or maintain its investment in such asset or group of assets through non-recourse financing or other contractual arrangements (such as targeted equity or bank participations), the effect of which is to leave such asset or group of assets (or proceeds thereof) as the only significant asset or assets of BNPPLC at risk for the repayment of such funds;

•	“fair value” means, with respect to any asset, the amount for which the asset could be bought or sold in a current transaction negotiated at arms length between willing parties (that is, other than in a forced or liquidation sale);

•	with respect to the Properties Leased to NAI (regardless of how BNPPLC accounts for the leases of the Properties Leased to NAI), and with respect to other assets that are subject to leases accounted for by BNPPLC as operating leases pursuant to Financial Accounting Standards Board Statement 13 (“FAS 13”), fair value is determined without regard to residual value guarantees, remarketing agreements, non-recourse financings, purchase options or other contractual arrangements, whether made by BNPPLC with NAI or with other parties, that might otherwise impact the fair value of such assets;

•	with respect to assets, other than Properties Leased to NAI, that are subject to leases accounted for by BNPPLC as leveraged leases pursuant to FAS 13, fair value is determined on a gross basis prior to the application of leveraged lease accounting, recognizing that equity investments made by BNPPLC in its assets subject to leveraged lease accounting should be grossed up in applying this test (however, equity investments made by BNPPLC through another legal entity should not be so grossed up in applying this test);

•	with respect to assets, other than Properties Leased to NAI, that are subject to leases accounted for by BNPPLC as direct financing leases pursuant to FAS 13, fair value is determined as the sum of the fair values (considering current interest rates at which similar

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loans would be made to borrowers with similar credit ratings and for the same remaining maturities) of the corresponding finance lease receivables and related unguaranteed residual values.
     (2) BNPPLC also represents that BNPPLC’s Parent is, as of the Effective Date, including BNPPLC as a consolidated subsidiary in the audited financial statements issued by BNPPLC’s Parent.
     (3) BNPPLC covenants that, as reasonably requested by NAI from time to time with respect to any accounting period during which the Lease is or was in effect, BNPPLC will provide to NAI confirmation of facts concerning BNPPLC and its assets as necessary to permit NAI to determine the proper accounting for the Lease (including updates of the facts set forth in clauses (1) and (2) above); except that BNPPLC will not be required by this provision to (w) provide any information that is not in the possession or control of BNPPLC or its Affiliates, (x) disclose the specific terms and conditions of its leases or other transactions with other parties or the names of such parties, (y) make disclosures prohibited by any law applicable to BNPPLC or BNPPLC’s Parent, or (z) disclose any other information that is protected from disclosure by confidentiality provisions in favor of such other parties or would be protected if their agreements with BNPPLC contained confidentiality provisions similar in scope and substance to any confidentiality provisions set forth in the Operative Documents for the benefit of NAI or its Affiliates. BNPPLC will represent that information provided by it pursuant to this clause is true and complete in all material respects, but only to the knowledge of BNPPLC as of the date it is provided, utilizing the form of the certificate attached hereto as Exhibit C (signed by an officer of BNPPLC), which certificate will be provided periodically by BNPPLC within five business days of reasonable written request therefor by NAI as provided above, or such longer period of time as may be reasonably necessary under the circumstances in order for BNPPLC to confirm such information.
     (4) Although the representations required of BNPPLC by this subparagraph are intended to cover facts, it is understood and agreed (consistent with subparagraph 4(C) of the Lease) that BNPPLC has not made and will not make any representation or warranty as to the proper accounting by NAI or its Affiliates of the Lease or as to other accounting conclusions.
     (B) Other Limited Representations. BNPPLC represents that:
     (1) Entity Status. BNPPLC is a corporation duly incorporated , validly existing and in good standing under the laws of Delaware.

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     (2) Authority. The Constituent Documents of BNPPLC permit the execution, delivery and performance of the Operative Documents by BNPPLC, and all actions and approvals necessary to bind BNPPLC under the Operative Documents have been taken and obtained. Without limiting the foregoing, the Operative Documents will be binding upon BNPPLC when signed on behalf of BNPPLC by Lloyd G. Cox, Managing Director of BNPPLC. BNPPLC has all requisite power and all governmental certificates of authority, licenses, permits and qualifications to carry on its business as now conducted and contemplated to be conducted and to perform the Operative Documents, except that BNPPLC makes no representation as to whether it has obtained governmental certificates of authority, licenses, permits, qualifications or other documentation required by state or local Applicable Laws. With regard to any such state or local requirements, NAI may require that BNPPLC obtain a specific governmental certificates of authority, licenses, permits, qualifications or other documentation pursuant to subparagraph 4(C), subject to the conditions set forth in that subparagraph.
     (3) Solvency. BNPPLC is not “insolvent” on the Effective Date (that is, the sum of BNPPLC’s absolute and contingent liabilities — including the obligations of BNPPLC under the Operative Documents — does not exceed the fair market value of BNPPLC’s assets), and BNPPLC has no outstanding liens, suits, garnishments or court actions which could render BNPPLC insolvent or bankrupt. BNPPLC’s capital is adequate for the businesses in which BNPPLC is engaged and intends to be engaged. BNPPLC has not incurred (whether by the Operative Documents or otherwise), nor does BNPPLC intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature. No petition or answer has been filed by or, to BNPPLC’s knowledge, against BNPPLC in bankruptcy or other legal proceedings that seeks an assignment for the benefit of creditors, the appointment of a receiver, trustee, custodian or liquidator with respect to BNPPLC or any significant portion of BNPPLC’s property, a reorganization, arrangement, rearrangement, composition, extension, liquidation or dissolution of BNPPLC or similar relief under the federal Bankruptcy Code or any state law. (As used in the Operative Documents, “BNPPLC’s knowledge” and words of like effect mean the present actual knowledge of Lloyd G. Cox and Barry Mendelsohn, the current officers of BNPPLC having primary responsibility for the negotiation of the Operative Documents.)
     (4) Pending Legal Proceedings. No judicial or administrative investigations, actions, suits or proceedings are pending or, to the knowledge of BNPPLC, threatened against or affecting BNPPLC by or before any court or other Governmental Authority. BNPPLC is not in default with respect to any order, writ, injunction, decree or demand of any court or other Governmental Authority in a manner that has or could reasonably be expected to have a a material adverse effect on BNPPLC or its ability to perform its obligations under the Operative Documents.

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     (5) No Default or Violation. The execution and performance by BNPPLC of the Operative Documents do not and will not contravene or result in a breach of or default under any other agreement to which BNPPLC is a party or by which BNPPLC is bound or which affects any assets of BNPPLC. Such execution and performance by BNPPLC do not contravene any law, order, decree, rule or regulation to which BNPPLC is subject. Further, such execution and performance by BNPPLC will not result in the creation or imposition of (or the obligation to create or impose) any lien, charge or encumbrance on, or security interest in, any property of BNPPLC pursuant to the provisions of any such other agreement.
     (6) Enforceability. The Operative Documents constitute the legal, valid and binding obligations of BNPPLC enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership and other similar laws affecting the rights of creditors generally.
     (7) Conduct of Business and Maintenance of Existence. So long as any of the Operative Documents remains in force, BNPPLC will continue to engage in business of the same general type as now conducted by it and will preserve, renew and keep in full force and effect its corporate existence and its rights, privileges and franchises necessary or desirable in the normal conduct of business.
     (8) Not a Foreign Person. BNPPLC is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e. BNPPLC is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder).
Notwithstanding the foregoing, however or any other provision herein or in other Operative Documents to the contrary, it is understood that NAI is not relying upon BNPPLC for any evaluation of North Carolina or local Applicable Laws upon the transactions contemplated in the Operative Documents, and BNPPLC makes no representation and will not make any representation that conditions imposed by zoning ordinances or other state or local Applicable Laws to the purchase, ownership, lease or operation of the Property have been satisfied.
     (C) Further Assurances. Prior to the Completion Date and during the Term of the Lease BNPPLC will take any action reasonably requested by NAI to facilitate the construction contemplated by the Construction Agreement or the use of the Property permitted by the Lease or to modify the commercial condominium regime created by the Condominium Declaration (the “Condominium Regime”) to facilitate a sale or financing of any of the units designated therein as Unit 1, Unit 2 or Unit 3 (the “Other Units”); subject, however, to the following terms and conditions:

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     (1) This subparagraph 4(C) will not impose upon BNPPLC the obligation to take any action that can be taken by NAI, NAI’s Affiliates or anyone else other than BNPPLC as the lessee under the Ground Lease or the owner of the Property.
     (2) BNPPLC will not be required by this subparagraph 4(C) to incur any expense or make any payment to another Person unless (a) BNPPLC has received funds from NAI, in excess of any other amounts due from NAI under any of the Operative Documents, sufficient to cover the expense or make the payment or (b) the request by NAI which will result in such expense or payment is made before the Completion Date and BNPPLC can include such expense or payment in the Outstanding Construction Allowance for purposes of the Construction Agreement.
     (3) BNPPLC will have no obligations whatsoever under this subparagraph 4(C) at any time after a 97-10/Meltdown Event or when a Default or an Event of Default has occurred and is continuing.
     (4) NAI must request any action to be taken by BNPPLC pursuant to this subparagraph 4(C), and such request must be specific and in writing, if required by BNPPLC at the time the request is made.
     (5) No action may be required of BNPPLC pursuant to this subparagraph 4(C) that could constitute a violation of any Applicable Laws or compromise or constitute a waiver of BNPPLC’s rights under other provisions of this Certificate or any of the other Operative Documents or that for any other reason is reasonably objectionable to BNPPLC.
     The actions BNPPLC will take pursuant to this subparagraph 4(C) if reasonably requested by NAI will include, subject to the conditions listed in the proviso above, executing or consenting to, or exercising or assisting NAI to exercise rights under any: (I) grant of easements, licenses, rights of way, and other rights in the nature of easements encumbering the Land or the Improvements, (II) release, relocation or termination of easements, licenses, rights of way or other rights in the nature of easements which are for the benefit of the Land or Improvements or any portion thereof, (III) dedication or transfer of portions of the Land not improved with a building, for road, highway or other public purposes, (IV) agreements (which will, in the case of agreements made with NAI or its Affiliates, remain subject to subparagraphs (J), (K) and (L) of Paragraph 11 of the Ground Lease or comparable provisions included in amendments to the Operative Documents) for the use and maintenance of common areas, for reciprocal rights of parking, ingress and egress and amendments to any covenants and restrictions affecting the Land or any portion thereof, (V) documents required to create or administer a governmental special benefit district or assessment district for public improvements and collection of special assessments, (VI) instruments necessary or desirable for the exercise or enforcement of rights or

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performance of obligations under any Permitted Encumbrance or any contract, permit, license, franchise or other right included within the term “Property”, (VII) modifications of Permitted Encumbrances, (VIII) permit applications or other documents required to accommodate the Construction Project, (IX) confirmations of NAI’s rights under any particular provisions of the Operative Documents which NAI may wish to provide to a third party, or (X) amendments to the Condominium Declaration or other documents which establish the Condominium Regime as required to permit a sale of financing of the Other Units. However, the determination of whether any such action is reasonably requested or reasonably objectionable to BNPPLC may depend in whole or in part upon the extent to which the requested action may result in a lien to secure payment or performance obligations against BNPPLC’s interest in the Property, may cause the value of the Property to be less than the Lease Balance after any Qualified Prepayments that may result from such action are taken into account, or may impose upon BNPPLC any present or future obligations greater than the obligations BNPPLC is willing to accept, taking into consideration the indemnifications provided by NAI under the Construction Agreement or the Lease, as applicable.
     In addition, with respect to any request made by NAI to facilitate a relocation of any easements or a substitution of new easements for those described in Exhibit A, the following will be relevant to the determination of whether the request is reasonable:
     (i) whether material encroachments will result from the relocation or replacement, and whether title to the land over or under which any such easement is to be relocated or replaced is encumbered by Liens other than those which are Fully Subordinated or Removable or which otherwise constitute Permitted Encumbrances;
     (ii) whether the relocation or replacement will result in any interruption of access or services provided to the Property which is likely to extend beyond the Designated Sale Date (it being understood, however, that any such interruption which is not likely to extend beyond the Designated Sale Date will not be a reason for BNPPLC to decline the request); and
     (iii) whether the relocation or replacement is to be accomplished in a manner that will not, when the relocation or replacement is complete, result in a material adverse change in the access to or services provided to the Improvements or the Land.
     With respect to any request made by NAI to amend the Condominium Regime, the following will be relevant to the determination of whether the request is reasonable:
     (1) whether the Condominium Regime, as amended, will continue to provide that all significant building Improvements constructed or to be constructed by NAI for BNPPLC pursuant to the Construction Agreement, and only such Improvements,

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comprise one or more distinct condominium units (whether one or more, the “Applicable Units”) which are included in the Property;
     (2) whether NAI is willing to amend the Operative Documents by amendments in form and substance acceptable to BNPPLC (the “Anticipated Amendments”) as necessary to ensure that:
     (A) the Property will include of the Applicable Units, together with all appurtenant access, parking and other rights and easements (whether exclusive or nonexclusive) comparable to those existing or created as of the Effective Date as rights and easements appurtenant to Unit 4 pursuant to the Ground Lease or the Condominium Declaration (“Appurtenant Condo Rights”);
     (B) the land leased to BNPPLC pursuant to the Ground Lease will include the land over which exclusive possession and control must reasonably be vested in the owner of the Applicable Units to preserve the value and utility of the Applicable Units to such owner, taking into account Appurtenant Condo Rights; and
     (C) in the event discretionary approvals or consents are required from any “declarant” or “operator” or “owner’s association” by the Condominium Regime over the design, construction or alteration of Improvements or over the sale, use, leasing or financing of the Property, then (i) the “declarant” or “operator” or “owner’s association” will be NAI or controlled by it or another party acceptable to BNPPLC and will be bound by and remain bound by subparagraphs (J), (K), (L) and (M) of Paragraph 11 of the Ground Lease or comparable provisions in the Anticipated Amendments with respect to such discretionary approvals or consents;
     (3) whether the request itself (if granted) or the proposed Condominium Regime (as amended) is likely to have any material adverse impact on the value or utility of the Property, taken as a whole, after giving effect to the Anticipated Amendments and taking into account Appurtenant Condo Rights; and
     (4) whether the request itself (if granted) or the Condominium Regime (as amended) will materially limit, or give NAI or its Affiliates discretionary control over, the rights of BNPPLC and its successors and assigns to use or lease, sell or otherwise transfer the Applicable Units in the event NAI declines for any reason to purchase the Property on the Designated Sale Date pursuant to the Purchase Agreement, but taking into account any superior rights BNPPLC has or may reserve under or by reference to subparagraphs (J), (K), (L) and (M) of Paragraph 11 of the Ground Lease or comparable provisions in the Anticipated Amendments.

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     Any and all Losses incurred by BNPPLC because of any action taken after the Completion Date pursuant to this subparagraph 4(C) will be covered by the indemnifications of BNPPLC set forth in Construction Agreement or in the Lease. Further, for purposes of such indemnification, any such action taken by BNPPLC will be deemed to have been made at the request of NAI if made pursuant to any request of counsel to or any officer of NAI (or with their knowledge, and without their objection) in connection with the execution or administration of the Lease or the other Operative Documents.
     (D) Actions Permitted by NAI Without BNPPLC’s Consent. No refusal by BNPPLC to execute or join in the execution of any agreement, application or other document requested by NAI pursuant to the preceding subparagraph 4(C) will prevent NAI from itself executing such agreement, application or other document, so long as NAI is not purporting to act for BNPPLC and does not thereby create or expand any obligations or restrictions that encumber BNPPLC’s title to the Property. Further, subject to the other terms and conditions of the Lease and other Operative Documents, NAI may do any of the following in NAI’s own name and to the exclusion of BNPPLC before and during the Term of the Lease, so long as no 97-10/Meltdown Event has occurred and no Default or Event of Default has occurred and is continuing, and provided NAI is not purporting to act for BNPPLC and does not thereby create or expand any obligations or restrictions that encumber BNPPLC’s title to the Property:
     (1) perform obligations arising under and exercise and enforce the rights of NAI or the owner of the Property under the Permitted Encumbrances;
     (2) perform obligations arising under and exercise and enforce the rights of NAI or the owner of the Property with respect to any other contracts or documents (such as building permits) included within the Personal Property; and
     (3) recover and retain any monetary damages or other benefit inuring to NAI or the owner of the Property through the enforcement of any rights, contracts or other documents included within the Personal Property (including the Permitted Encumbrances); provided, that to the extent any such monetary damages may become payable as compensation for an adverse impact on value of the Property, the rights of BNPPLC and NAI under the other Operative Documents with respect to the collection and application of such monetary damages will be the same as for condemnation proceeds payable because of a taking of all or any part of the Property.
     (E) Waiver of Landlord’s Liens. BNPPLC waives any security interest, statutory landlord’s lien or other interest BNPPLC may have in or against computer equipment and other tangible personal property placed on the Land from time to time that NAI or its Affiliates own or

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lease from other lessors; however, BNPPLC does not waive its interest in or rights with respect to equipment or other property included within the “Property” as described in Paragraph 7 of the Lease. Although computer equipment or other tangible personal property may be “bolted down” or otherwise firmly affixed to Improvements, it will not by reason thereof become part of the Improvements if it can be removed without causing structural or other material damage to the Improvements and without rendering HVAC or other major building systems inoperative and if it does not otherwise constitute “Property” as provided in Paragraph 7 of the Lease.
     Without limiting the foregoing, BNPPLC acknowledges that NAI may obtain financing from other parties for inventory, furnishings, equipment, machinery and other personal property that is located in or about the Improvements, but that is not included in or integral to the Property, and to secure such financing NAI may grant a security interest under the North Carolina Uniform Commercial Code in such inventory, furnishings, equipment, machinery and other personal property. Further, BNPPLC acknowledges that the lenders providing such financing may require confirmation from BNPPLC of its agreements concerning landlord’s liens and other matters set forth in this subparagraph 4(E), and NAI may obtain such confirmation in any statement required of BNPPLC by the next subparagraph.
     (F) Estoppel Letters. Upon thirty days written request by NAI at any time and from time to time prior to the Designated Sale Date, BNPPLC must provide a statement in writing certifying that the Operative Documents are unmodified and in full effect (or, if there have been modifications, that the Operative Documents are in full effect as modified, and setting forth such modifications), certifying the dates to which the Base Rent payable by NAI under the Lease has been paid, stating whether BNPPLC is aware of any default by NAI that may exist under the Operative Documents and confirming BNPPLC’s agreements concerning landlord’s liens and other matters set forth in subparagraph 4(E). Any such statement by BNPPLC may be relied upon by anyone with whom NAI may intend to enter into an agreement for construction of the Improvements or other significant agreements concerning the Property.
     (G) No Implied Representations or Promises by BNPPLC. NAI acknowledges and agrees that neither BNPPLC nor its representatives or agents have made any representations or promises with respect to the Property or the transactions contemplated in the Operative Documents except as expressly set forth in the Operative Documents, and no rights, easements or licenses are being acquired by NAI from BNPPLC by implication or otherwise, except as expressly set forth in the other Operative Documents.
5 Usury Savings Provision. Notwithstanding anything to the contrary in any of the Operative Documents, BNPPLC does not intend to contract for, charge or collect any amount of money from NAI that constitutes interest in excess of the maximum nonusurious rate of interest, if any, allowed by applicable usury laws (the “Maximum Rate”). BNPPLC and NAI agree that

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it is their intent in the execution of the Lease, the Purchase Agreement and other Operative Documents to contract in strict compliance with applicable usury laws, if any. In furtherance thereof, BNPPLC and NAI stipulate and agree that none of the provisions of the Lease, the Purchase Agreement or the other Operative Documents shall ever be construed to create a contract requiring compensation for the use, forbearance or detention of money at a rate in excess of the Maximum Rate, and the provisions of this paragraph shall control over all other provisions of this Certificate or other Operative Documents which may be in apparent conflict herewith. All interest paid or agreed to be paid by NAI to BNPPLC shall, to the extent permitted by applicable usury laws, be amortized, prorated, allocated, and spread throughout the period that any principal upon which such interest accrues is expected to be outstanding (including without limitation any renewal or extension of the term of the Lease) so that the amount of interest included in such payments does not exceed the maximum nonusurious amount permitted by applicable usury laws. If the Designated Sale Date is accelerated and as a result thereof amounts paid by NAI to BNPPLC as interest are determined to exceed the interest that would have accrued at the Maximum Rate for the period prior to the Designated Sale Date, then BNPPLC shall, at its option, either refund to NAI the amount of such excess or credit such excess as a Qualified Prepayment (and thus reduce the Lease Balance and other amounts, the determination of which depend upon Qualified Prepayments credited to NAI) and thereby shall render inapplicable any and all penalties of any kind provided by applicable usury laws as a result of such excess interest. If BNPPLC receives money (or anything else) that is determined to constitute interest and that would, but for this provision, increase the effective interest rate received by BNPPLC under or in connection with the Operative Documents to a rate in excess of the Maximum Rate, then the amount determined to constitute interest in excess of the maximum nonusurious interest shall, immediately following such determination, be returned to NAI or be credited as a Qualified Prepayment, in which event any and all penalties of any kind under applicable usury law shall be inapplicable. If BNPPLC does not actually receive, but shall contract for, request or demand, a payment of money (or anything else) which is determined to constitute interest and to increase the effective interest rate contracted for or charged to a rate in excess of the Maximum Rate, BNPPLC shall be entitled, following such determination, to waive or rescind the contractual claim, request or demand for the amount determined to exceed the Maximum Rate, in which event any and all penalties of any kind under applicable usury law shall be inapplicable. If at any time NAI should have reason to believe that the transactions evidenced by the Operative Documents are in fact usurious, NAI shall promptly give BNPPLC notice of such condition, after which BNPPLC shall have ninety days in which to make appropriate refund or other adjustment in order to correct such condition if it in fact exists.
6 Obligations of NAI Under Other Operative Documents Not Limited by this Certificate. Except as provided above in Paragraph 5, nothing contained in this Certificate will limit, modify or otherwise affect any of NAI’s obligations under the other Operative Documents. Subject to Paragraph 5, those obligations are intended to be separate, independent and in addition to, and not in lieu of, those established by this Certificate.

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7 Obligations of NAI Hereunder Not Limited by Other Operative Documents. Recognizing that but for this Certificate (including the representations of NAI set forth in Paragraph 1) BNPPLC would not acquire the Property or enter into the other Operative Documents, NAI agrees that BNPPLC’s rights for any breach of this Certificate (including a breach of such representations) will not be limited by any provision of the other Operative Documents that would limit NAI’s liability thereunder.
8 Waiver of Jury Trial. By its execution of this Certificate, each of NAI and BNPPLC hereby waives its respective rights to a jury trial of any claim or cause of action based upon or arising out of the Operative Documents or any of them or any other document or dealings between them relating to the Property. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. This waiver is a material inducement to each of BNPPLC and NAI as they enter into a business relationship; each has already relied on the waiver in entering into the Operative Documents; and each will continue to rely on the waiver in their related future dealings. NAI and BNPPLC, each having reviewed this waiver with its legal counsel, knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver will apply to any subsequent amendments, renewals, supplements or modifications to each of the Operative Documents or to any other documents or agreements relating to the Property. In the event of litigation, this Certificate may be filed as a written consent to a trial by the court.
[The signature pages follow.]

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     IN WITNESS WHEREOF, this Closing Certificate and Agreement is executed to be effective as of July 17, 2007.

BNP PARIBAS LEASING CORPORATION, a Delaware corporation
By:
Lloyd G. Cox, Managing Director

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[Continuation of signature pages for Closing Certificate and Agreement dated as of July 17, 2007.]

NETWORK APPLIANCE, INC., a Delaware corporation
By:
Ingemar Lanevi, Vice President and Corporate
Treasurer

Closing Certificate and Agreement - Signature Pages

Exhibit A
Legal Description
BEING a portion of Site 12 as shown on the map entitled “Exempt Subdivision Map of Site 12”, prepared by Barbara H. Mulkey Engineering, Inc., on May 30, 2000 as recorded in the Book of Maps 2000, Page 1300, Wake County, North Carolina Registry, such portion being described as follows:
Unit 4 and the Additional Leased Premises, both as defined below (collectively, the “Ground Lease Premises”).
As used in this Exhibit:
     (1) “Additional Leased Premises” means the land surrounding and adjacent to Unit 4, depicted on the site plan attached to and made a part of this Exhibit as the area shaded in gray, which includes parking lots, driveways and other areas within the larger area designated as Common Elements in the Condominium Declaration. The outer boundaries of the Additional Leased Premises are described by metes and bounds on the last page attached to and made a part of this Exhibit. All land within those outer boundaries, other than Unit 4, is included in the Additional Leased Premises.
     (2) “Condominium Declaration” means the Declaration of Condominium for NetApp RTP Phase I Condominium recorded in Book 012647, Page 01310, Wake County, North Carolina Registry.
     (3) “Condominium Map” means the plat provided to BNP Paribas Leasing Corporation (“BNPPLC”) by Network Appliance, Inc. (“NAI”) attached to and made a part of this Exhibit. (The Condominium Map has also been filed in the Book of Maps CM2007, Page 444A1, Wake County, North Carolina Registry.)
     (4) “Unit 4” means the land designated and described in the Condominium Declaration as Unit 4 and is shown on the Condominium Map and site plan attached to and made a part of this Exhibit.
TOGETHER WITH, easements appurtenant to the Ground Lease Premises as described in Exhibit A attached to the Ground Lease dated as of July 17, 2007 between BNPPLC, as lessee, and NAI, as lessor (the “Ground Lease”);
SUBJECT, HOWEVER, to an easement reserved over the Additional Leased Premises (but not any part of Unit 4) in favor of the Association as described in Exhibit A attached to the Ground Lease.

Attachment to Exhibit A - Condominium Map

VICINITY MAP
LOUIS STEPHENS DRIVE
Book CM 2007 Page 444A1
GRAPHIC SCALE
Unit 4
RECORDED IN BOOK OF MAPS ____ PAGE ____ WAKE COUNTY REGISTRY
CONDOMINIUM PLAT OF
NETAPP RTP PHASE 1 CONDOMINIUM
SURVEY FOR
NETWORK APPLIANCE, INC.
OWNER INFORMATION
NETWORK APPLIANCE, INC.
BALLENTINE ASSOCIATES, P.A.

Exhibit A to Closing Certificate and Agreement - Page 2

Exhibit A to Closing Certificate and Agreement - Page 3

Attachment to Exhibit A — Metes and Bounds
Description of “Additional Leased Premises”
     The following is a metes and bounds description of the outer boundaries of the Additional Leased Premise:
BEGINNING at NCGS Monument “Hopson”, said monument having NC Grid Coordinates of N=773,721,48 and E=2,034,907.39 (NAD 83), traveling thence South 11° 44’ 59” West 6154,66 feet to a right-of-way monument on the southern margin of Louis Stephens Drive (a 100 foot public right-of-way), thence North 72° 48’ 35” East 164.29 feet to a right-of-way monument on the southern margin of Kit Creek Road (a 150 foot public right-of-way); thence with the southern margin of said Kit Creek Road the following two (2) courses and distances:
(1)	South 68° 46’ 54 East 412.64 feet to a right-of-way monument; and

(2)	with a curve to the right having a radius of 924.83 feet, an arc length of 475.96, and a chord bearing and distance of South 54° 02’ 59” East 470.72 feet to a computed point;
said computed being the POINT AND PLACE OF BEGINNING; thence from said point of beginning and continuing with the southern margin of Kit Creek Road South 39° 18’ 29” East 571.64 feet to a computed point, thence cornering and leaving said right-of-way and with the common line of property now or formerly owned by Research Triangle Foundation of NC (DB 1670 PG 239) the following two (2) courses and distances:
(1)	South 50° 41’ 31” West 100.00 feet to an iron pipe found, and

(2)	South 83° 31’ 01” West 483.47 feet to an iron pipe found;
thence cornering and along three (3) new lines within the bounds of property owned by Network Appliance, Inc. (DB 10941 Pg 2054) as follows:
(1)	North 12° 44’ 00” West 279.97 feet

(2)	North 48° 55’ 31” West 50.30 feet; and

(3)	North 32° 57’ 24” East 401.61 feet to a point alone the southern margin of said Kit Creek Road;
thence with the southern margin of Kit Creek Road along a curve to the right having a radius of 925,04 feet, an arc length of 113.05 feet and a chord bearing and distance of South 42° 48’ 33” East 112.98 feet to the POINT AND PLACE OF BEGINNING containing 5.36 acres (233.621 square feet), more or less, said area shown on the rendering attached hereto.
Exhibit A to Closing Certificate and Agreement - Page 4

Exhibit B
Quarterly Certificate
BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox, Managing Director
Gentlemen:
     This Certificate is furnished pursuant to subparagraph 2(D)(3) of the Closing Certificate and Agreement dated as of July 17, 2007 between Network Appliance, Inc. and BNP Paribas Leasing Corporation(as amended, the “Closing Certificate”). Terms defined in the Closing Certificate and used but not otherwise defined in this Certificate are intended to have the respective meanings ascribed to them in the Closing Certificate.
     The undersigned, being a Responsible Financial Officer of Network Appliance, Inc., represents and certifies the following to BNP Paribas Leasing Corporation:
     (a) No Event of Default or material Default by NAI has occurred except as follows:
[If an Event of Default or material Default by NAI has occurred, insert a description of the nature thereof and the action which NAI has taken or proposes to take to rectify it; otherwise, insert the word “none”.]
     (b) The representations and warranties by NAI in the Closing Certificate are true and complete in all material respects on and as of the date of this Certificate as though made on and as of such date.
     (c) the calculations set forth in the attachment to this Certificate, which show whether NAI is complying with financial covenants set forth in subparagraph 3(B) of the Closing Certificate based upon the most recent information available, are true and complete.
     Executed this ___day of ___, 20___.
[INSERT SIGNATURE BLOCK FOR A
RESPONSIBLE FINANCIAL OFFICER]

Exhibit C
Certificate of BNPPLC Re: Accounting
Network Appliance, Inc.
7301 Kit Creek Road
Research Triangle Park, NC 27709
Attention: Ingemar Lanevi
Gentlemen:
     This certificate is furnished pursuant to subparagraph 4(A) of the Closing Certificate and Agreement dated as of July 17, 2007 between BNP Paribas Leasing Corporation and Network Appliances, Inc. (as amended, the “Closing Certificate”). Terms defined in the Closing Certificate and used but not otherwise defined in this certificate are intended to have the respective meanings ascribed to them in the Closing Certificate.
     BNP Paribas Leasing Corporation (“ BNPPLC”) certifies that the following are true and complete in all material respects, but only to the knowledge of BNPPLC as of the date hereof:
     (A) The facts disclosed in any financial statements or other documents listed in the Annex attached to this certificate were (as of their respective dates) true and complete in all material respects. Copies of such statements or other documents were provided by or behalf of BNPPLC to NAI prior to the date hereof to permit NAI to determine the appropriate accounting for NAI’s relationship with BNPPLC under FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN 46”).
     (B The fair value of the Property and of other properties, if any, leased to NAI by BNPPLC (collectively, whether one or more, the “Properties Leased to NAI”) are, as of the date hereof, less than half of the total of the fair values of all assets of BNPPLC, excluding any assets of BNPPLC which are held within a silo. Further, none of the Properties Leased to NAI are, as of the date hereof, held within a silo.
     Although the representations required of BNPPLC by this certificate are intended to cover facts, it is understood and agreed (consistent with subparagraph 4(C) of the Lease) that BNPPLC has not made and will not make any representation or warranty as to the proper accounting by NAI or its Affiliates of the Lease or other Operative Documents or as to other accounting conclusions.
     Executed this ___day of ___, 20___.

BNP PARIBAS LEASING CORPORATION, a Delaware corporation

By:

Name:

Title:

Exhibit C to Closing Certificate and Agreement - Page 2